                                                                   Exhibit 99(a)


           CLEVELAND-CLIFFS INC ANNOUNCES CLOSING OF PRIVATE OFFERING
                         OF CONVERTIBLE PREFERRED STOCK

Cleveland-Cliffs Inc (NYSE: CLF) announced the closing of its private offering of $172.5 million of redeemable cumulative convertible perpetual preferred stock, which includes $22.5 million of shares of the preferred stock pursuant to an over-allotment option exercised by the initial purchaser.

The preferred stock will pay cash dividends at a rate of 3.25% per annum. The shares of preferred stock are convertible into the Company's common shares at a conversion rate of 16.1290 common shares per share of preferred stock, which is equivalent to an initial conversion price of $62.00 per common share, subject to adjustment in certain circumstances. The Company may also exchange the preferred stock for convertible subordinated debentures in certain circumstances.

The Company intends to use the net proceeds of this offering to repay its existing senior notes, to make contributions to certain underfunded pension plans, and for general corporate purposes.

The shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act.

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of high-quality iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

The statements above regarding the Company's intent with respect to the use of proceeds of the offering are forward-looking statements. Actual results may differ materially from those reflected in these forward-looking statements for a number of reasons, including general economic and political conditions and changes in the financial markets.